Exhibit 4.14

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Forbearance Agreement”) is made and entered into as of April 2, 2008 by and between Brendan Technologies, Inc., a Nevada corporation (the “Company”), Brendan Technologies, Inc., a Michigan corporation (the “Guarantor”), and Little Bear Investments, LLC (the “Agent”).

RECITALS

WHEREAS, pursuant to that certain (a) Loan and Security Agreement (the “Loan Agreement”), dated as of July 10, 2007, by and among certain lenders of the Company (each, a “Lender”, and collectively, the “Lenders”), the Agent and the Company, the Company issued to the Lenders (i) secured promissory notes, each dated July 10, 2007, in the aggregate principal amount of $600,000 (the “Notes”), and (ii) warrants to purchase an aggregate of 600,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), each dated July 10, 2007.

WHEREAS, pursuant to that certain Subsidiary Guarantee dated July 10, 2007, delivered by the Guarantor, in favor of each Lender, the Guarantor has guaranteed the Company’s obligations to the Lenders under the Notes (the “Guarantee”).

WHEREAS, pursuant to Section 4(a)(i) of the Notes, if the company fails to pay to the Lenders any principal or interest when due an Event of Default (as defined in the Notes) shall have occurred.

WHEREAS, the Company has failed to pay interest to the Lenders and such failure has remained ongoing as of February 1, 2008 (the “Default Date”) and therefore Event of Default has occurred.

WHEREAS, as of the Default Date, interest on the Notes have been accruing at 22% per annum (the “Default Rate”) in accordance with the terms of the Note.

WEREAS, pursuant to Section 4(b) of the Notes, upon the occurrence of an Event of Default the full principal amount of the Notes together with all accrued interest thereon shall become immediately due and payable (the “Right of Acceleration”).

WHEREAS, the stated maturity date of the Notes is April 10, 2008 (the “Maturity Date”).

WHEREAS, the Company requests that the Agent waive the Right of Acceleration and extend the Maturity Date until June 9, 2008.

WHEREAS, the Agent, as to and on behalf of all Lenders agrees to (i) waive the Right of Acceleration until June 9, 2008 only in connection with the failure by the Company to pay any interest when due and (ii) extend the Maturity Date of the Notes until June 9, 2008 in consideration for the offer by the Company to each Lender to (i) issue to the Lenders shares of the Company’s Common Stock in accordance with Schedule I attached hereto.

WHEREAS, pursuant to the Loan Agreement and the Notes, the Agent may waive an Event of Default on behalf of all the Lenders.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereby agree as follows:

AGREEMENT

A. The Company agrees that, as of the close of business on April 1, 2008, the Company was indebted to the Lenders in respect of the loans and advances under the Notes in the aggregate principal amount of $600,000. All such loans, together with interest accrued and accruing thereon, and costs, expenses, fees (including attorneys’ fees and legal expenses) and all other charges or amounts now or hereafter payable by the Company to the Lenders (collectively, the “Obligations”) are unconditionally owing by the Company to the Lenders without offset, defense, reduction or counterclaim of any kind or nature. The Guarantor hereby acknowledges, confirms and agrees that its obligations, liabilities and indebtedness to the Lenders for the payment and performance of the Obligations are unconditionally owing to the Lenders without offset, defense reduction or counterclaim of any kind or nature, that the terms of the Guarantee shall remain in full force and effect and that nothing herein shall constitute a waiver of any of Lenders’ rights or remedies contained in the Guarantee.

B. The Company and the Guarantor hereby acknowledge, confirm and agree that the Lenders have and shall continue to have valid, enforceable and perfected liens upon and security interests in the assets and properties of the Company and the Guarantor pursuant to the Loan Agreement and the Guarantee.

C. In reliance upon the representations, warranties and covenants of the Company and the Guarantor contained in this Forbearance Agreement, and subject to the terms and conditions of this Forbearance Agreement, the Agent, on behalf of each Lender, hereby agrees to (i) waive the Right of Acceleration under Section 4(b) of the Notes until June 9, 2008 only in connection with the failure by the Company to pay any interest when due and (ii) extend the maturity date of the Notes until June 9, 2008; provided that: (a) immediately upon receipt by the Company of the Acknowledgement (as defined herein) from a Lender the Company shall issue to such Lender that number of shares of Common Stock of the Company set forth on Schedule I attached hereto (b) the Company acknowledges that as of the Default Date, interest on the Notes have been accruing at 22% per annum in accordance with the terms of the Notes and (c) interest on the Notes shall continue to accrued at the Default Rate until the Notes are paid back in full.

D. Except for the express waiver contained in Section C of this Forbearance Agreement, the Agent has not waived, is not by this Forbearance Agreement waiving, has no intention of waiving and may never waive, any Events of Default which may have occurred or are continuing on the date hereof or any Events of Default which may occur after the date hereof and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver.

E. The Company and the Guarantor hereby represent and warrant to the Lenders as follows:

(i)  The execution, delivery and performance of this Forbearance Agreement by the Company and the Guarantor have been duly authorized by all necessary corporate action.

(ii) This Forbearance Agreement constitutes a valid and legally binding agreement enforceable against the Company and the Guarantor in accordance with its terms.

(iii) All of the Obligations under the Loan Agreement, the, the Guarantee and the Notes (collectively, the “Loan Documents”) constitute valid and legally binding obligations of the Company and/or the Guarantor, as applicable, enforceable against the Company and/or the Guarantor in accordance with the terms thereof.

(iv)  Except as set forth herein, the Loan Documents shall continue to be and shall remain unchanged and in full force and effect in accordance with their terms.

(v) Except as described in this Forbearance Agreement, no Event of Default has occurred under the Loan Documents and no event has occurred which with notice or lapse of time or both would become an Event of Default under the Loan Documents.

(vi) The execution and delivery and performance of this Forbearance Agreement by the Company and the Guarantor will not violate any agreement, instrument or undertaking by which such party is bound, will not result in, or require, the creation or imposition of any lien, charge, security interest or other encumbrance on any of such parties properties or assets, and does not contravene any law, rule or regulation applicable to such party.

F. Nothing herein shall be deemed to establish a course of dealing or operate as a waiver of any rights in the Loan Documents except as expressly set forth herein and the execution and delivery of this Forbearance Agreement shall not create any obligation on behalf of the Agent to waive any provisions under the Loan Documents at any time in the future, such rights being expressly reserved hereunder.

G. In the event of any default by the Company under this Forbearance Agreement, all outstanding Obligations payable by Company under the Notes shall automatically be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

H. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Forbearance Agreement.

I. The provisions of this Forbearance Agreement are intended to be severable. If any provisions of this Forbearance Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Forbearance Agreement in any jurisdiction.

J. This Forbearance Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Nevada, without giving effect to the choice of law principles thereof.

K. This Forbearance Agreement may be executed in one or two counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

L. Prior to the issuance to the Lenders of the Common Stock in the amounts as set forth on SCHEDULE I, the Company shall send to each Lender for his acknowledgment the statement on SCHEDULE II hereto (the “Acknowledgment”). Immediately upon receipt by the Company of the Acknowledgement from a Lender, the Company shall issue the amount of Common Stock as set forth on SCHEDULE I to such Lender. The Company shall send the Acknowledgment to each Lender within 1 business day after the execution of this Forbearance Agreement via overnight courier.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Forbearance Agreement has been duly executed as of the date first above written.

COMPANY

BRENDAN TECHNOLOGIES, INC., a Nevada corporation

By:
Name:
Title:

GUARANTOR

BRENDAN TECHNOLOGIES, INC., a Michigan corporation

By:
Name:
Title:

AGENT

LITTLE BEAR INVESTMENTS, LLC, as agent for the Lenders

By:
Name:
Title: